Exhibit 10.8
Director * Compensation Summary
Meeting Fees
     The Board of Directors of the Wilson Bank Holding Company (the “Company”) also serves as the Board of Directors of Wilson Bank and Trust (the “Bank”). In 2006, each director received $1,800 per month for his services as a director of the Company. Each director of the Bank receives $850 per month for his services as a director of the Bank and $450 for each committee meeting of the Bank he attends, not to exceed $1,700 per month, as a member of the various committees on which he serves. In addition, fees of $1,326 and $1,404 were paid to each of the directors of the Company and the directors of the Bank, respectively, for attendance at Company and Bank planning retreats held during 2006. Messrs. C. Bell and Comer received $400 per month for serving on the Advisory Board of the Smith County branches of the Bank. Messrs. Trice, J. Bell and VanHooser received $400 per month for serving on the Advisory Board of the Dekalb County branches of the Bank.
     Directors are reimbursed for their expenses incurred in connection with their activities as the Company’s directors.
Committee Meeting Fees
     Each director of the Bank receives $450 for each committee meeting of the Bank he attended, not to exceed $1,700 per month, as a member of the various committees on which he serves.
Equity Compensation
     Each director is eligible to participate in the Company’s Stock Option Plan.
     The foregoing information is summary in nature. Additional information regarding director compensation will be provided in the Company’s proxy statement to be filed in connection with the 2007 annual meeting of the Company’s shareholders.
Named Executive Officer Compensation Summary
     The following table sets forth the current base salaries paid to the Company’s President and Chief Executive Officer and its other named executive officers and the amount of the cash bonus paid to these persons for 2006.

Executive Officer	Current Salary	2006 Cash Bonus

J. Randall Clemons, President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank	$287,692	$159,816

Lisa Pominski, Chief Financial Officer of the Company and the Bank	$90,000	$9,000

H. Elmer Richerson, President of the Bank Executive Vice President of the Company	$218,514	$95,889

Gary Whitaker, Executive Vice President of the Bank	$137,720	$13,772

John Goodman, Senior Vice President -Western Division of the Bank	$115,000	$11,500

John C. McDearman III Senior Vice President – Central Division of the Bank	$115,000	$11,500

*	Includes directors that are also employees of the Company.

     The Company has entered into Executive Salary Continuation Agreements with certain of its senior executive officers, including Messrs. Clemons, Richerson and Whitaker, pursuant to which each such executive officer (or his or her beneficiaries) is entitled, if certain performance targets for the Bank are met, to receive annual payments for 15 years, upon retirement at age 65 or, if sooner, the death or disability of such executive officer.
     In addition to their base salaries, these executive officers are also eligible to:
•	Participate in the Company’s cash bonus plan;

•	Participate in the Company’s equity incentive programs, which currently involves the award of stock options pursuant to the Company’s Stock Option Plan; and

•	Participate in the Company’s broad-based benefit programs generally available to its employees, including health, disability and life insurance programs and the Company’s 401(k) Plan.
     The foregoing information is summary in nature. Additional information regarding the named executive officer compensation will be provided in the Company’s proxy statement to be filed in connection with the 2007 annual meeting of the Company’s shareholders.